EXHIBIT D-3


                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION


Union Electric Company d/b/a AmerenUE,        )
Central Illinois Public Service Company,      )
d/b/a Ameren CIPS                             )
                                              )      No. 03-______
Petition for approval of transfer of gas      )
system assets and gas public utility          )
business and for approval of entry into       )
various agreements related thereto.           )






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                        PETITION FOR APPROVAL OF TRANSFER
                   OF GAS SYSTEM ASSETS AND GAS PUBLIC UTILITY
   BUSINESS AND FOR APPROVAL OF ENTRY INTO VARIOUS AGREEMENTS RELATED THERETO

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Steven R. Sullivan
Joseph H. Raybuck
Edward C. Fitzhenry
Ameren Services Company
One Ameren Plaza
1901 Chouteau Avenue
P.O. Box 66149
St. Louis, Missouri 63166-6149
(314) 554-2098 (voice) SRS
(314) 554-2976 (voice) JHR
(314) 554-3533 (voice) ECF
(314) 554-4014 (fax)
srsullivan@ameren.com
jraybuck@ameren.com
efitzhenry@ameren.com

                                STATE OF ILLINOIS
                          ILLINOIS COMMERCE COMMISSION


Union Electric Company d/b/a AmerenUE,        )
Central Illinois Public Service Company,      )
d/b/a Ameren CIPS                             )
                                              )      No. 03-______
Petition for approval of transfer of gas      )
system assets and gas public utility          )
business, and for approval of entry into      )
various agreements related thereto.           )

                                    PETITION
                                    --------

     Union Electric Company, d/b/a AmerenUE ("AmerenUE"), and Central Illinois Public Service Company, d/b/a AmerenCIPS ("AmerenCIPS") (jointly, the "Ameren Companies"), request the Illinois Commerce Commission's ("Commission") expedited approval, subject to Sections 6-102, 7-101, 7-102, 7-203 and 9-201 of the Illinois Public Utilities Act ("IPUA" or the "Act"), for the transfer of AmerenUE's Illinois public utility gas business, including all physical and intangible assets, and certificates and other pertinent licenses and agreements, as more fully described below, to AmerenCIPS, and for approval of the Asset Transfer Agreement and a promissory note between AmerenCIPS and AmerenUE.

     The Ameren Companies previously requested approval for substantially the same transaction from the Commission in Docket No. 00-0648. At the same time, the Ameren Companies provided notice of their intent to transfer AmerenUE's Illinois electric business to AmerenCIPS in Docket Nos. 00-0650 and 00-0655 (consol.). The Commission issued an order affirming the notice of the transfer of the electric business, but, while the gas proceeding was pending, AmerenUE encountered an unanticipated delay in a related proceeding before the Missouri Public Service Commission. Ultimately, the Ameren Companies sought and received an order from the Commission dismissing Docket No. 00-0648, without prejudice.

         The Ameren Companies believe the issues that caused them to withdraw their Petition in Docket No. 00-0648 can be resolved or are otherwise moot. Accordingly, the Ameren Companies again come before this Commission seeking approval to transfer AmerenUE's Illinois retail gas business to AmerenCIPS. The consolidation of these regulated Illinois retail utility businesses into a single company, doing business in a single state, should diminish the prospects of jurisdictional conflicts in the future and further the public convenience, among other benefits.

     In support of their Petition, the Ameren Companies state as follows:

     1. AmerenUE is a combination gas and electric utility. AmerenUE provides natural gas and/or gas transportation service to approximately
18,200 customers in Alton, Illinois and the immediate vicinity, of which approximately 16,900 are residential customers, 1,290 are commercial customers, and 10 are large industrial firm, interruptible, and transportation customers. The major portion of the gas purchased by AmerenUE for the Alton area is transported to the area by Mississippi River Transmission Corporation, an interstate pipeline, and the remaining portion is transported to Alton by Illinois Gas Transmission Company (formerly known as Illini Pipeline), an intrastate pipeline, through its interconnection with Natural Gas Pipeline Company of America ("NGPL"), an interstate pipeline. In addition, AmerenUE has a propane air-mixing plant for supplementing its natural gas supply on days of peak requirements. AmerenUE has no on-system storage capability; it either contracts for such services from the interstate pipelines with which it deals or obtains storage services from third-party suppliers. AmerenUE's peak usage day in 2003 occurred on January 23, 2003, when a throughput of 26,684 MMBtu was experienced on its distribution system. AmerenUE currently owns and operates approximately 294 miles of gas distribution mains to serve its customers in Illinois.


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     2.   AmerenCIPS is also a combination gas and electric utility.
AmerenCIPS provides natural gas and/or gas transportation service to over 170,000 customers in 267 communities in central and southern Illinois. AmerenCIPS has approximately 153,000 residential customers, 17,000 commercial customers, and 309 large industrial firm, interruptible, and transportation customers. The major portion of the gas purchased by AmerenCIPS is transported to the area by the following interstate pipelines: Panhandle Eastern Pipe Line Company, Texas Eastern Transmission Corporation, Trunkline Gas Company, NGPL, Texas Gas Transmission Corporation and Midwestern Gas Transmission Company. AmerenCIPS' gas system is also connected to two other Illinois gas utility systems: Northern Illinois Gas Company and, its affiliate, Central Illinois Light Company, d/b/a AmerenCILCO. AmerenCIPS owns and operates four gas storage reservoirs directly connected to its system and either contracts for additional storage services from the interstate pipelines with which it deals, or obtains such services from third-party suppliers. AmerenCIPS also has a propane air-mixing plant for supplementing its supply. AmerenCIPS' peak demand in 2003 occurred on January 23, 2003, with a total demand of 300,960 MMBtu. AmerenCIPS currently owns and operates approximately 4,950 miles of gas transmission and distribution mains to serve its customers in Illinois.

     3. AmerenUE and AmerenCIPS are both first tier subsidiaries of Ameren Corporation ("Ameren"), a registered holding company, under the federal Public Utility Holding Company Act of 1935 ("PUHCA"). AmerenUE and AmerenCIPS came under common control pursuant to the merger of AmerenUE and CIPSCO Incorporated, AmerenCIPS' previous parent company. The Commission approved that merger in Docket No. 95-0551, in late 1997. The merger became effective on December 31, 1997.


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     4.   In connection with the merger, AmerenUE and AmerenCIPS projected that certain benefits from joint operation of their gas facilities and businesses would accrue. Subsequent to the merger, both companies filed retail gas rate cases that reflected, among other things, the benefits of joint operation. The Commission approved new rates for both companies that reflected those benefits. Those rates became effective in February 1999. Both companies have since filed for gas rate relief in November 2002 in Docket Nos. 02-0798, 03-0008, and 03-0009 (consol.), and a final order from the Commission is expected in October 2003.

     5. AmerenUE and AmerenCIPS both rely extensively on support services provided by a common service company, Ameren Services Company, and also receive services from Ameren Energy Fuels and Services Company.

     6. The Ameren Companies now seek to structure their gas utility operations along state lines. Under their proposal, AmerenCIPS would acquire AmerenUE's gas utility operations in Illinois; AmerenUE would remain responsible for all gas utility operations in Missouri.

     7.   Previously, the Ameren Companies obtained approval in Docket
Nos. 00-0650 and 00-0655 (consol.) to effectuate the transfer of AmerenUE's retail electric operations in Illinois to AmerenCIPS. The Commission issued an order in that consolidated proceeding affirming the notice of AmerenUE's intent to transfer to AmerenCIPS nearly all of its Illinois electric assets./1/

--------------------

/1/ Since the time of the Commission's Order in Docket Nos. 00-0650 and 00-0655 (consol.), AmerenUE has determined that, due to federal and state permitting issues, it will retain a limited number of the assets for which it sought transfer authority. Specifically, for example, AmerenUE will not transfer to AmerenCIPS certain transmission towers located in Illinois near the Mississippi River which are covered by a general permit that covers transmission towers in Missouri, as well.


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


     8. As a result of the electric and gas asset and business transfers, AmerenUE's only Illinois assets would be electric generating plants in Venice, Illinois, and Keokuk, Iowa, and a limited number of transmission towers and related facilities. AmerenUE would not offer utility service to the public in Illinois, and, accordingly, AmerenUE would cease to be, or operate as, a state regulated public utility within the meaning of the Act.

     9. AmerenUE will transfer its gas assets and associated general plant assets and related liabilities, and customers, in Illinois to AmerenCIPS. These assets and liabilities are described in the form of the Asset Transfer Agreement, which is Schedule 1 to the testimony of Mr. Craig Nelson, and are set forth in the proposed accounting entries which are provided for in Schedule 2. AmerenUE's propane air-mixing plant for supplementing natural gas on days of peak requirements is included in the assets and obligations to be transferred.

     10. AmerenUE will also assign all related obligations to AmerenCIPS, including, without limitation, the certificates of public convenience and necessity granted by the Commission authorizing AmerenUE to provide gas utility service in Illinois, environmental permits, all municipal and county franchises, supply contracts, maintenance and labor agreements (as applicable), any other relevant agreements that exist as of the Closing Date (defined under the Asset Transfer Agreement as the date the transaction closes), and all obligations covered by AmerenUE's existing Illinois gas tariffs and riders.

          A. AmerenUE will transfer approximately 50% of the combined electric and gas assets net of liabilities to AmerenCIPS in exchange for a promissory note in an amount equal to approximately 50% of the total net book value, estimated to be approximately $69 million.


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


          B. AmerenUE will hold the promissory note and receive payments, including interest at market rate, from AmerenCIPS.

          C. AmerenUE also will declare an "in kind" dividend to Ameren equal to the remaining balance (approximately 50%) of the net book value of the combined assets net of liabilities, estimated to be approximately $69 million.

          D. Ameren will then transfer the dividended assets and liabilities to AmerenCIPS as a capital contribution.

          E. The promissory note will have an initial five-year term, with a ten-year amortization schedule, with a balloon payment at the end of the fifth year, unless the note's term is extended for an additional five years by agreement of the parties. (The promissory note is attached to Mr. Nelson's testimony as Schedule 3.) The note will be subordinated to all other debt of AmerenCIPS.

     11. The transfer of the gas operations to AmerenCIPS would not have any any adverse impact on AmerenUE's or AmerenCIPS' customers. As noted, many support services are already provided by Ameren Services Company and Ameren Energy Fuels and Services Company. Further, the rates as set by the Commission in Docket Nos. 02-0978, 03-0008, and 03-0009 (consol.) will remain in place. The Ameren Companies have no current intention of consolidating the rates or seeking single tariff pricing. Hence, the transfer will affect the provision of retail gas service in name only.


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


     12. The transfer is likely to produce some unquantifiable cost savings, anticipated in the form of reduced administrative and regulatory related expenses. As discussed, the benefits of coordinated operation have already been reflected in retail rates.

     13. The re-structuring proposed herein requires the Commission's approval under Sections 6-102, 7-101, 7-102 and 7-203 of the IPUA.

     14. Section 6-102(a) provides that, to issue a note, a public utility requires an order of the Commission authorizing such issue. The Commission must find in the order that ". . . the money, property or labor to be procured or paid for by such issue is reasonably required for the purpose or purposes specified in the order." 220 ILCS 5/6-102(a).

     15. The Asset Transfer Agreement and the promissory note require approval under Section 7-101(3), which provides that, "No . . . financial or similar contract and no contract or arrangement for the purchase, sale, lease or exchange of any property, or for the furnishing of any service, property or thing, hereafter made with any affiliated interest . . . shall be effective until it has first been filed with and consented to by the Commission. . ." 220 ILCS 5/7-101(3).

     16.  Section 7-102 provides, inter alia, that, unless approved by the
Commission:

          (a) No public utility may purchase, lease, or in any other manner acquire control, direct or indirect, over the franchises, licenses, permits, plants, equipment, business or other property of any other public utility.

          (b) No public utility may assign, transfer, lease, mortgage, sell (by option or otherwise), or otherwise dispose of or encumber the whole or any part of its franchises, licenses, permits, plant, equipment, business, or other property, but the consent and approval of the Commission shall not be required for the sale, lease, assignment or transfer (1) by any public utility of any tangible personal property which is not necessary or useful in the performance of its duties to the public, or (2) by any railroad of any real or tangible personal property.


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          (c)  No public utility may by any means, direct or
               indirect, merge or consolidate its franchises, licenses, permits, plants, equipment, business or other property with that of any other public utility. 220 ILCS 5/7-102(a)-(c).

The Commission may grant a request under Section 7-102 if it finds that the public will be convenienced thereby.

     17.  Section 7-203 of the Act provides that:

               No franchise, license, permit or right to own, operate, manage or control any public utility shall be assigned, transferred or leased nor shall any contract or agreement with reference to or affecting any such franchise, license, permit or right be valid or of any force or effect whatsoever, unless such assignment, lease, contract, or agreement shall have been approved by the Commission.

          220 ILCS 5/7-203.

     18. The public will be convenienced by the transfer of AmerenUE's gas operations to AmerenCIPS. It will be more practical and efficient for the two companies to organize themselves along state lines. This would simplify the reporting process, for example, because AmerenCIPS and AmerenCILCO would be the only Ameren entities regulated in Illinois. The reduction in reporting requirements and overall reduction in administration will, in time, reduce operating costs and expenses, and enhance regulatory efficiencies.

     19. Moreover, the transfer would pose no detriment to any customer. AmerenCIPS is plainly qualified to provide gas service in Illinois. AmerenCIPS owns and operates a gas system several times larger than the AmerenUE Illinois system. AmerenCIPS clearly has the managerial, technical and financial qualifications to provide gas service in AmerenUE's existing Illinois gas service territory. Additionally, AmerenCIPS proposes to initially adopt the service classifications and rates in AmerenUE's tariffs for use in the Alton


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


area, where AmerenUE provides retail gas service. Accordingly, AmerenCIPS is not proposing any change in service classifications or rates in this proceeding. If AmerenCIPS determines in the future that changes in such classifications or rates are appropriate, it will propose such changes in a separate proceeding.

     20. So that AmerenCIPS may begin to provide gas service as of the time of the transfer, the Ameren Companies also request pursuant to Section 9-201 of the Act that the tariffs attached as Schedule 2 to the testimony of Mr. Jon Carls become effective as of the transfer.

     21. In support of its Petition, the Ameren Companies are submitting herewith the prepared direct testimonies of Mr. Nelson and Mr. Carls, Ameren Exhibits 1.0 and 2.0, respectively.

     22. In order to coordinate its resource needs and requests for regulatory approval, the Ameren Companies request expedited treatment of its Petition. The Ameren Companies request an order from the Commission in the first quarter 2004. Action by this date will allow AmerenUE to make necessary arrangements for capacity and energy needs for the summer of 2004 and thereafter. The Ameren Companies intend to transfer the electric and gas assets, customers and certificates on the same date. In order to facilitate resource planning for the summer of 2004 regarding the electrical requirements of AmerenUE, the parties are requesting expedited treatment of this Petition.

     WHEREFORE, for all the reasons stated herein, Union Electric Company, d/b/a AmerenUE, and Central Illinois Public Service Company, d/b/a AmerenCIPS, respectfully request that the Illinois Commerce Commission approve the transfer of Union Electric Company's Illinois retail gas operations, including its certificates and plant, and customers, to Central Illinois Public Service Company, and approve the entry of the Ameren Companies into the promissory note and the Asset Transfer Agreement.

Dated:  October 22, 2003                      Respectfully submitted,

                                              Union Electric Company
                                              d/b/a AmerenUE
                                              Central Illinois Public Service
                                                Company
                                              d/b/a Ameren CIPS


                                     By:      /s/ Edward C. Fitzhenry
                                              -----------------------
                                              One of their attorneys


Steven R. Sullivan
Senior Vice President
Governmental/Regulatory Policy,
General Counsel & Secretary
Joseph H. Raybuck
Managing Assistant General Counsel
Edward C. Fitzhenry
Associate General Counsel
Ameren Services Company
One Ameren Plaza
1901 Chouteau Avenue
P.O. Box 66149
St. Louis, Missouri 63166-6149
(314) 554-2098 (voice) SRS
(314) 554-2976 (voice) JHR
(314) 554-3533 (voice) ECF
(314) 554-4014 (fax)
srsullivan@ameren.com
jraybuck@ameren.com
efitzhenry@ameren.com

                                  VERIFICATION

     Warner L. Baxter, Executive Vice President & Chief Financial Officer of Union Electric Company, d/b/a AmerenUE, being first duly sworn, states that he has read the foregoing Petition, that he is familiar with the statements therein, and that the statements therein are true and correct to the best of his knowledge.


                                              /s/ Warner L. Baxter
                                              --------------------
                                              Warner L. Baxter


Subscribed and sworn to before me this
22nd day of October, 2003.


/s/ Valerie W. Whitehead
------------------------
Notary Public

My Commission Expires: December 10, 2006

                                  VERIFICATION

     Craig D. Nelson, Vice President - Corporate Planning of Ameren Services Company, and Vice President of Central Illinois Public Service Company, d/b/a AmerenCIPS, being first duly sworn, states that he has read the foregoing Petition, that he is familiar with the statements therein, and that the statements therein are true and correct to the best of his knowledge.


                                              /s/ Craig D. Nelson
                                              -------------------
                                              Craig D. Nelson


Subscribed and sworn to before me this
22nd day of October, 2003.


/s/ Valerie W. Whitehead
------------------------
Notary Public

My Commission Expires: December 10, 2006